Schedule II

                                   CONRAIL INC.
                          VALUATION AND QUALIFYING ACCOUNTS
                          FOR THE YEARS ENDED DECEMBER 31,

                                   (In Millions)
                                         Additions
                                    -------------------
                        Balance at  Charged to  Charged                 Balance
                        Beginning   Costs and   to Other                At End
Description              of Period   Expenses   Accounts  Deductions   of Period
-----------             ----------  ----------  --------  ----------   ---------
                                                   (1)


1993
Casualty reserves
     Current              $110                                $17 (2)      $ 93
     Noncurrent            153         $122       $11         154 (3)       132

Allowance for
disposition of property
and equipment (4)          277                                 21           256

1994
Casualty reserves
     Current                93                                (10) (2)      103
     Noncurrent            132          172        12         104  (3)      212

Allowance for
disposition of property
and equipment (4)          256                                 15           241

1995
Casualty reserves
     Current               103                      3          (4) (2)      110
     Noncurrent            212          171        14         180  (3)      217

Allowance for
disposition of property
and equipment (4)(5)       241          261                    63           439

(1) Includes charges to property accounts in connection with construction projects and the recording of receivables from third parties.

(2) Includes net transfers from noncurrent.

(3) Transfers to current.

(4) Deductions of $21 million, $15 million and $63 million in 1993, 1994, and 1995 respectively, represent net losses on asset dispositions.

(5) In 1995, the Company recorded an asset disposition charge, which resulted from a review of the Company's route system and other operating assets to determine those that no longer effectively and economically support current and expected operations. The Company identified and has committed to sell 1,800 miles of rail lines that are expected to provide proceeds substantially less than net book value. In addition, other assets, principally yards and side tracks, identified for disposition have been written down to estimated net realizable value.


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